Exhibit 4.1

CORNING INCORPORATED

4.70% Notes due 2037

5.350% Notes due 2048

5.850% Notes due 2068

Officers’ Certificate

Pursuant to the Indenture, dated as of November 8, 2000 (the “Indenture”), as supplemented, between Corning Incorporated (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as Trustee (the “Trustee”), resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on December 5, 2017, and resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on October 3, 2018 (together, the “Resolutions”), this Officers’ Certificate is being delivered to the Trustee to (i) authorize the issuance of an additional $50,000,000 principal amount of 4.70% Notes due 2037 (the “Reopened 2037 Notes”) under the Indenture and (ii) establish the terms of two series (each, a “New Series”) of Securities in accordance with Section 301 of the Indenture and to establish the form of the Securities of each New Series in accordance with Section 201 of the Indenture.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A. Authorization of the Issuance of the Reopened 2037 Notes pursuant to the Indenture.

(1) The Company has duly authorized the issuance of an additional $50,000,000 principal amount of 4.70% Notes due 2037 under the Indenture upon the same terms and conditions applicable to the series of Securities titled “4.70% Notes due 2037” as set forth in the Officers’ Certificate pursuant to Section 301 of the Indenture, dated February 21, 2012 attached hereto as Exhibit A (the “Original 301 Certificate”), except that the issue date of the Reopened 2037 Notes shall be November 6, 2018, the Reopened 2037 Notes shall bear interest from September 15, 2018 and the initial interest payment date shall be March 15, 2019. The Reopened 2037 Notes constitute a further issuance of, and form a single series of Securities with, the $250,000,000 aggregate principal amount of the Company’s outstanding 4.70% Notes due 2037 that were previously issued on February 21, 2012 (the “Original 2037 Notes” and, together with the Reopened 2037 Notes, the “2037 Notes”) for U.S. federal income tax purposes and for all purposes under the Indenture.

(2) The form of the Reopened 2037 Notes shall be the same form as that provided in the Original 301 Certificate, except that the issue date of the Reopened 2037 Notes shall be November 6, 2018, the Reopened 2037 Notes shall bear interest from September 15, 2018 and the initial interest payment date for the Reopened 2037 Notes shall be March 15, 2019.

B. Establishment of New Series pursuant to Section 301 of Indenture.

There is hereby established pursuant to Section 301 of the Indenture two series of Securities which shall have the following terms:

(1) One series of Securities shall bear the title “5.350% Notes due 2048” (the “2048 Notes”) and the second series of Securities shall bear the title “5.850% Notes due 2068” (the “2068 Notes” and, together with the 2048 Notes, the “Notes”).

(2) The aggregate principal amount of Notes to be issued pursuant to this Officers’ Certificate shall be initially limited to $550,000,000 for the 2048 Notes and $300,000,000 for the 2068 Notes (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder). The Company may from time to time, without consent of the existing Holders create and issue additional Notes of either series (the “Additional Notes”) having the same terms and conditions as the Notes of such series in all respects, except for the issue date, issue price and, under some circumstances, the first payment of interest thereon. Such Additional Notes, at the Company’s determination and in accordance with the provisions of the Indenture, will be consolidated with and form a single series with the previously outstanding notes of the same series for U.S. federal income tax purposes and for all purposes under the Indenture, including, without limitation, amendments, waivers and redemptions. The aggregate principal amount of the Additional Notes, if any, of a series shall be unlimited.

(3) Interest will be payable to the Person in whose name a Note is registered at the close of business on the Regular Record Date (as defined below) for such Notes next preceding each Interest Payment Date (as defined below) for such Notes; provided, however, that interest payable on the respective Stated Maturity of the Notes shall be payable to the Person to whom principal shall be payable.

(4) The date on which the principal of the Notes is due and payable shall be November 15, 2048 for the 2048 Notes and November 15, 2068 for the 2068 Notes.

(5) The 2048 Notes shall bear interest at the rate of 5.350% per annum (based upon a 360-day year consisting of twelve 30-day months) and the 2068 Notes shall bear interest at the rate of 5.850% per annum (based upon a 360-day year consisting of twelve 30-day months).

The 2048 Notes shall bear interest from and including November 6, 2018, or from and including the most recent Interest Payment Date to which interest on the 2048 Notes has been paid or duly provided for, as the case may be, payable semiannually on May 15 and November 15 in each year, commencing on May 15, 2019, until the principal thereof is paid or made available for payment. Each such May 15 or November 15 shall be an “Interest Payment Date” for the 2048 Notes, and each May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for the 2048 Notes shall be the “Regular Record Date” for the interest payable on the 2048 Notes on such Interest Payment Date.

The 2068 Notes shall bear interest from and including November 6, 2018, or from and including the most recent Interest Payment Date to which interest on the 2068 Notes has been paid or duly provided for, as the case may be, payable semiannually on May 15 and November 15 in each year, commencing on May 15, 2019, until the principal thereof is paid or made available for payment. Each such May 15 or November 15 shall be an “Interest Payment Date” for the 2068 Notes, and each May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date for the 2068 Notes shall be the “Regular Record Date” for the interest payable on the 2068 Notes on such Interest Payment Date.

(6) Principal of and interest on the Notes will be payable, and, except as provided in Section 305 of the Indenture with respect to any Global Security (as defined below), the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of The Bank of New York Mellon Trust Company, N.A. (the “Paying Agent”), in the Borough of Manhattan, The City of New York.

(7) Each of the 2048 Notes and 2068 Notes shall be subject to redemption, at the option of the Company, on the terms and subject to the conditions set forth in the forms of the 2048 Notes and 2068 Notes attached hereto as Exhibits B and C, respectively.

(8) Each of the 2048 Notes and 2068 Notes shall be subject to repurchase at the option of the Holders of the Notes, on the terms and subject to the conditions set forth in the forms of the 2048 Notes and 2068 Notes attached hereto as Exhibits B and C, respectively.

(9) Except as provided in paragraph (8), the Company shall not be obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provisions or at the option of any Holder.

(10) Notes may be issued only in fully registered form and the authorized denomination of the Notes shall be $2,000 and any integral multiple of $1,000 in excess thereof.

(11) The amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index or pursuant to a formula.

(12) The Notes shall be denominated, and payments of principal of and interest on the Notes will be made, in United States dollars.

(13) The payments of principal of and interest on the Notes shall not be payable at the election of the Company or Holder in one or more currencies, composite currencies or currency units.

(14) The portion of the principal amount of the Notes which shall be payable upon declaration of acceleration of maturity thereof shall not be other than the principal amount thereof.

(15) The defeasance provisions set forth in Sections 1302 and 1303 of the Indenture shall apply to the Notes.

(16) Each series of Notes will be represented by a global security (a “Global Security”) registered in the name of a nominee of the Depositary. The Depository Trust Company will act as Depositary. Except as provided in Section 305 of the Indenture, Notes will not be issuable in definitive form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes.

(17) The Notes shall be subject to the Events of Default specified in Section 501, paragraphs (l) through (6), of the Indenture.

(18) The Notes shall be entitled to the benefit of the covenants set forth in Article Ten of the Indenture.

(19) The Notes shall not be convertible into shares of common stock of the Company or exchangeable for any other securities.

(20) Each of the 2048 Notes and the 2068 Notes shall have such other terms and provisions as are provided in their respective forms attached hereto as Exhibits B and C, respectively.

C. Establishment of Note Forms Pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Securities representing the 2048 Notes and the 2068 Notes shall be substantially in the forms attached hereto as Exhibits B and C, respectively.

D. Other Matters.

Attached as Exhibit D-1 and D-2 hereto are true and correct copies of the Resolutions; such Resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such Resolutions, together with this Officers’ Certificate, are the only resolutions, approval or other action adopted by the Company’s Board of Directors, or any committee thereof or by any Authorized Officers relating to the offering and sale of the Reopened 2037 Notes or the Notes.

The undersigned Linda E. Jolly and Stephen C. Propper, respectively, being Authorized Officers as defined in the Resolutions, each certifies that he or she has approved the terms of the Reopened 2037 Notes and the Notes as set forth in this Officers’ Certificate, all in accordance with the authority of such officer pursuant to such Resolutions.

The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the US Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of November, 2018.

/s/ Linda E. Jolly
Name: Linda E. Jolly
Title: Vice President and Corporate Secretary

/s/ Stephen C. Propper
Name: Stephen C. Propper
Title: Vice President and Treasurer